Exhibit 3.14

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRIQUINT, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, TriQuint, Inc., a Florida Profit Corporation (the “Corporation”), hereby adopts the following amendment to its Amended and Restated Articles of Incorporation:

1. Article FIRST of the Corporation’s Amended and Restated Articles of, Incorporation is hereby amended by deleting it in its entirety and including the following in replacement thereof:

“FIRST: The name of the corporation (hereinafter known as the “Corporation”) is Qorvo Florida, Inc.”

2. The foregoing amendment was unanimously approved and adopted by the Board of Directors of the Corporation by unanimous written consent pursuant to Florida Statutes Section 607.0821 on March 30, 2016 and was approved by the sole holder of the Corporation’s capital stock, in an action by written consent, pursuant to Florida Statutes Section 607.0704 on March 30, 2016. The number of votes cast by shareholders by written consent was sufficient for approval.

3. The foregoing amendment shall be effective at 12:01 a.m., Eastern Time, on May 2, 2016.

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IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be signed on 3/30, 2016.

TRIQUINT, INC.

By:	/s/ Steven J. Buhaly
Steven J. Buhaly, President

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